2024 Section 16 Officer/ALT Member Corporate Incentive Compensation Plan (CICP)
Employee Name: «Fname» «Lname»	Business Unit: «BusinesUnit»

General Purpose & Structure
This Section 16 Officer / ALT Member Corporate Incentive Compensation Plan (“Plan”) is designed to provide you with the potential for variable pay based on the achievement of annual financial and strategic business objectives of Pegasystems Inc. (“Pega”) and your individual performance. Based on your role, you are eligible for an annual Target Incentive Opportunity, which is calculated as a percentage of your actual, paid base salary for the year. The Target Incentive Opportunity for each Section 16 Officer / ALT member is determined by the Compensation Committee of the Company’s Board of Directors (the “Board”) and is approved at the beginning of the plan year.

Corporate goals will be approved by the Compensation Committee of the Board (the “Compensation Committee”).

Corporate Goal Performance & Funding
The CICP must first be funded by Pega before any incentive payments are made. Funding of the CICP is based on Pega’s attainment of financial and strategic goals (the “Corporate Goals”) established for the plan year 2024. Performance against financial goals will be weighted at 75% and progress made on strategic goals will be weighted at 25%.

The CICP will be funded at the full target level if Pega attains 100% of its Corporate Goals (referred to as “Target”). Should attainment of Corporate Goals be below Target but above Threshold (which is defined as above 70% of Target), the incentive funding will be at the same actual percentage as performance against Target. Should the level of attainment of the Corporate Goals fall below Threshold, the CICP will not be funded, and no incentive compensation will be paid. If the attainment of Corporate Goals is above Target, Pega may fund an enhanced incentive as determined by the Board in its discretion.

Once the Corporate funding level has been determined, the actual incentive payment may be adjusted to reflect the individual’s level of contribution to the Company’s strategic goals in the discretion of the Compensation Committee.

Notwithstanding the above, the Compensation Committee reserves the right in its sole discretion to either increase or decrease the corporate funding and/or individual payout amounts.

CICP RSU ELECTION

CICP participants that are covered by the Plan as of February 1st of the current year may elect to receive half of the employee’s incentive opportunity in restricted stock units (RSUs). If elected by an employee, the equity amount will be equal in value on the date of grant to 50% of the employee’s Target Incentive Opportunity, calculated from the employee’s February 1st base salary of the current year. If the base salary is in a currency other than USD, the conversion will be at the exchange rate on the date of the grant.

The number of RSUs granted will be determined by dividing 50% of the employee’s annual Target Incentive Opportunity (pro-rated for those who started after January 1st of the current year and on or before February 1st of the current year) by 85% of the closing price of Pega stock price on the date of grant. The 15% discount to the closing price, which is used to calculate the number of RSUs granted, provides an additional incentive to employees to acquire Pegasystems stock.

If elected, the equity grant will occur in March of this year and if Threshold funding is achieved, the equity grant will be subject to vest 100% on or about the Plan payout date of the following year (expected to be March of next year) and will not be subject to adjustments based on Corporate funding.

Vesting of the RSU equity grant is issued under the 2004 Long Term Incentive Plan, as amended, and conditioned upon achieving the threshold funding of the Plan; if Threshold funding does not occur, the equity grant cannot be exercised and will expire. Vesting is also conditioned upon the participant achieving successful individual performance. If a participant’s success behaviors and outcomes as determined by both questions related to Performance in the talent cultivation process is deemed as “often misses most of the elements of Talent Cultivation”, the CICP RSU grant will be cancelled. Vesting is also conditioned on being in a CICP eligible role for the entire year. If you elect to receive 50% of your Target Incentive Opportunity in RSUs and then switch to a non-eligible CICP role during the year, the equity grant will expire and any CICP payment will be pro-rated based on the time you were in a CICP eligible role and you will be eligible for cash payment subject to the terms of the Plan.

Pegasystems Confidential & Proprietary     Page 1 of 3     2024 CICP Document

Example: An employee elects to receive 50% of the employee’s Target Incentive Opportunity in equity. On the grant date in March of this year, the closing price of Pega common stock is $50.00 per share. The Company will factor in a 15% discount in the Pega stock price used for the calculation and as a result, the employee would receive a grant for 589 RSUs, which will be subject to vest 100% on the Plan payout date in March of next year.

Annual CICP Target Incentive Opportunity	$50,000
Amount Eligible for 50% Election in RSUs	$25,000
Grant Date Closing Price of Pega Common Stock	$50.00
Stock Price Used for RSU Calculation	$42.50 (85% of the $50.00 grant date closing stock price)
Number of RSUs Granted	589 ($25,000 divided by $42.50 price used for calculation)

IMPORTANT: In order to receive a portion of your payment in RSUs, you must be in a CICP role as of February 1st of the current year and make your election no later than February 23rd of the current year.

Pay Out

Cash payout for this Plan shall be made in the subsequent year on or before March 15th for U.S. and Canadian employees, and March 31st for all other countries. The Compensation Committee reserves the right in its sole discretion to either increase or decrease the corporate funding and/or individual payout amounts.

Any payout under this Plan shall be subject to Pega’s Compensation Recovery Policy, to the extent applicable to the participant, and as otherwise required by applicable law or Pega policy as amended from time to time.

Eligibility Guidelines
Only active, Section 16 Officers / ALT members are potentially eligible for this Plan. Those hired after October 1st of the current year will need the Chief Executive Officer’s approval to participate.

A participant whose position changes such that they become eligible for a different incentive plan or target percentage will go onto the new plan as of the first day of the next month, on a pro-rated basis. Participants on unpaid leave during the year may be eligible for a pro-rated CICP payment based on the time actively worked during the plan year.

To receive any payments under this Plan or to vest in RSUs granted under this Plan, an employee must: A) be actively employed by Pegasystems at the time of pay out, B) be an employee in good standing, which may include, but not be limited to, not being on a performance improvement plan, on suspension, on a notice period or severance period; not having a performance or disciplinary warning; or not having a talent assessment of “often misses most of the elements of Talent Cultivation”; and C) must be an employee performing a role eligible for CICP.

Legal Provisions
Each eligible employee may only participate in one Corporate Incentive Compensation Plan with respect to any given calendar year, and the Plan will remain in effect only for the plan year indicated.

This Plan is based on the company’s current position and goals, as well as market conditions, and is subject to change. Pegasystems reserves the sole right to modify, revoke, suspend, or terminate this Plan at any time.

Unless you notify peoplehub@pega.com by February 23, 2024, you are affirming that you have read, understand, and accept the terms of your Plan. You agree to abide by Pegasystems’ policies, as well as the terms of your Standards Letter (or employment agreement for applicable employees outside of the United States) with Pegasystems including restrictions on competition and solicitation.

In the event of actual termination of employment for any reason before the incentive payment date, any incentive that has not yet been paid or vested will be forfeited. The language in this policy is not intended to create, nor is it construed to create a contract of employment with Pegasystems and any of its employees. The terms of this Plan apply to the extent permitted by law.

Exceptions to this Plan may only be made by the Compensation Committee, and only if done so in writing.

Pegasystems Confidential & Proprietary     Page 2 of 3     2024 CICP Document

Incentive Target Amount:

Your current annualized Target CICP Amount is $XX,XXX, which will be calculated based on your base salary as of February 1st in the current year multiplied by your current Target CICP Percentage. Your final annualized Target CICP Amount will be calculated based on actual paid base salary throughout the year multiplied by your Target CICP Percentage, and subject to the terms of this Plan.

Please print a copy of this 2024 CICP Plan Document for your records.

Pegasystems Confidential & Proprietary     Page 3 of 3     2024 CICP Document